                               SALE OF ASSETS OF

                    AEP MEDIA, CORP. d/b/a CHURCHILL MEDIA
                   ----------------------------------------

     This Agreement made and entered into this ____ day of June, 1996, by and between NEW SVE, INC., an Illinois corporation ("Purchaser"), and AEP MEDIA, CORP. d/b/a CHURCHILL MEDIA, a Colorado corporation, (hereinafter referred to as "Seller" or "Company").

     WHEREAS, Seller owns and operates a business which produces and distributes educational audio visual materials; and

     WHEREAS, Seller is currently operating said business, and in that respect owns machinery, equipment, trade fixtures, vehicles, inventory, catalogues, trademarks and other miscellaneous assets (hereinafter referred to as the "Assets"); and

     WHEREAS, Purchaser has agreed to purchase the Seller's Assets, free and clear of any liens or encumbrances; and

     WHEREAS, Seller has agreed to sell same, and the parties hereto wish to reduce their agreement to writing.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, Purchaser and Seller hereto agree as follows:

                                   ARTICLE 1
                               ASSETS TO BE SOLD
                              ------------------

     1.1 ASSETS INCLUDED. Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Purchaser agrees to purchase, the following property and assets owned, operated and used by Seller in Seller's business except as may be expressly excluded under the terms hereof.

          (a) All machinery, equipment, tools, fixtures, vehicles, catalogues and other tangible personal property and assets owned, operated and used by Seller in the conduct of its business located at 6917 Valjean Avenue, Van Nuys, California 91406 listed in Schedule 1.1(a) attached hereto;

          (b)  All accounts receivable listed in Schedule 1.1(b);

          (c) All service rights, licenses, service marks listed in Schedule 1.1(c);

          (d) All proprietary titles and copyrights listed in Schedule 1.1(d) attached hereto ("Proprietary Titles"), and related masters and programs in progress together with customer lists, tradenames, service marks, logos, trade secrets, phone number(s) and facsimile transmission number(s) and such other intangible property owned by, used in, or associated with Seller's business, and all rights of Seller, except as otherwise provided in this Agreement, in and to the name CHURCHILL MEDIA, and any variations thereof;

          (e) All inventory, supplies, appurtenant components and parts listed in Schedule 1.1(e);

          (f) All files, documents, business records (reasonably necessary or useful to the continuing conduct by the Purchaser of the Seller's business) and contracts related to the operation and business of Seller, including, without limitation, contracts, customer sales, vendor files, sales files, acknowledgments, invoices, telephone numbers, sales, marketing and promotional literature;

          (g) The property sold hereunder shall not include cash on hand of Seller, any leased assets of Seller and Seller's pension or profit sharing accounts.

For convenience of reference, all of the assets and properties to be purchased by the Purchaser pursuant to this Section 1.1 are hereinafter collectively called the "Assets").

                                   ARTICLE 2
                                  DEFINITIONS
                                  -----------

     2.1 "CLOSING DATE" shall mean on or before 3:00 p.m., then current Pacific Daylight time, on June 17, 1996, or such other time or date as the parties may mutually agree upon in writing.

                                   ARTICLE 3
                               CLOSING LOCATION
                               -----------------

     The Closing hereunder shall take place at the offices of Company, 6917 Valjean Avenue, Van Nuys, California 91406.

                                   ARTICLE 4
                            PAYMENT/PURCHASE PRICE
                            -----------------------

     4.1 PURCHASE PRICE. The purchase price is One Million and 00/100ths ($1,000,000.00) Dollars and it shall be paid by Purchaser as follows:

          (a) The payment of One Million and 00/100ths ($1,000,000.00) Dollars in cash at the Closing, by certified or cashier's check, payable to Seller or its order.

          (b)  The allocation of the purchase price is as follows:

               Inventory                     $  270,000.00
               Machinery & Equipment             90,000.00
               Accounts Receivable              375,000.00
               Prepaid Royalties                 75,000.00
               Program in Process                65,000.00
               Catalogues                       125,000.00
                                             -------------
                          TOTAL              $1,000,000.00


     (c) Seller shall calculate the amount and price of the Inventories sold hereunder in accordance with its inventory, purchase and sales records.

     4.2  ACCOUNTS RECEIVABLE.     At the Closing, Seller shall transfer to
Purchaser all of its right, title and interest in all of its receivable as of the start of business on June 17, 1996 (the "Accounts Receivable"). As soon thereafter as practicable, but not later than two (2) weeks after the Closing Date, Seller shall deliver to Purchaser a trial balance detailing each Account Receivable. Purchaser shall use reasonable efforts to collect the Accounts Receivable, but shall not be required to employ counsel or any collection agency or to initiate any litigation or to use any extraordinary means of collection. On the thirtieth, sixtieth, ninetieth, one hundred-twentieth, one hundred-fiftieth and one hundred-eightieth days after the Closing Date, Purchaser shall furnish Seller with a list of Accounts Receivable collected within the first 30 days, 60 days, 90 days, 120 days, 150 days and 180 days respectively. Purchaser shall not have the right to compromise, settle or adjust the amounts of any of the Accounts Receivable without Seller's prior written consent. In the event that an Account Receivable debtor notifies Purchaser of a dispute by such debtor concerning an Account Receivable, Purchaser shall promptly notify Seller of such dispute and all monies received from such debtor shall be applied to the undisputed portion, if any, of Seller's account with such debtor until such undisputed portion is fully paid before any monies are applied to Purchaser's account with such debtor. At the conclusion of the 180-day period following the Closing Date, Purchaser shall provide a list to Seller of all uncollected Accounts Receivable of Seller (said list shall also detail any unpaid amounts due as a result of returns or credits). Within thirty (30) days thereafter, Seller shall remit to Purchaser an amount equal to the uncollected Accounts Receivable of Seller in exchange for Purchaser's assignment to Seller of said uncollected Accounts Receivable. If Seller fails to pay Purchaser within such time period, Purchaser shall deduct the amount of the uncollected Accounts Receivable from the next royalty payment due Seller under Article 5 hereof.

     4.3  CUSTOMER ORDERS.    At Closing and at all times thereafter, Seller
agrees to assign to Purchaser, without recourse, and, Purchaser agrees to accept and assume performance of, all customer orders for Proprietary Titles and Non-Proprietary Titles which Seller has on hand at the Closing for the sale of proprietary and Non-Proprietary Titles, or which Seller thereafter receives and refers to Purchaser. Seller agrees that it will turn over to Purchaser at closing any deposits received with respect to such assigned orders. Subject to Closing, Seller shall transmit promptly to Purchaser by first class mail all customer orders received by it after the Closing.

                                   ARTICLE 5
                      CONTINGENT PAYMENT/USE OF TRADEMARK
                     ------------------------------------

     Purchaser agrees to pay to Seller for the use of its CHURCHILL MEDIA trademark for the four (4) year period after closing a royalty in quarterly payments as hereinafter set forth equal to ten (10%) percent of Purchaser's Net Sales (as hereinafter defined) of components of Seller's Proprietary Titles ("Net Sales") made at any time during the four (4) year period after closing. For the purposes hereof, the term "Proprietary Titles" shall include any revised or new titles using substantially all of the material included in the Proprietary Titles set forth in Schedule 1.1(d) hereof. Purchaser shall use its commercially reasonable best efforts to effect Net Sales during the trademark use period. Net Sales shall include, but not be limited to, all revenues from Proprietary Titles and shall mean the invoiced price, net of sales taxes, delivery charges and customary discounts, if any, and less returns. Net Sales shall be deemed to have been made when invoiced or shipped, whichever earlier. Purchaser shall bear the credit risk for Net Sales. Royalties shall be payable quarterly within thirty (30) days after the end of each quarter in which the Net Sales are made. A detailed statement of Net Sales and royalties (if any) for all Net Sales for each quarter by Title, certified by the President of the Purchaser to be true and complete, shall be delivered to Seller within thirty (30) days after the end of each of the quarters during the four (4) years following the Closing whether any royalties are due.

     In the event royalty payments do not total Fifty Thousand and 00/100ths ($50,000.00) Dollars in any of the four (4) years, Purchaser agrees to pay to the Seller the difference within thirty (30) days, resulting in annual minimum payments of Fifty Thousand and 00/100ths ($50,000.00) Dollars for the use of the Churchill Media trademark by Purchaser. However, royalty payments shall not exceed Seven Hundred Fifty Thousand and 00/100ths ($750,000.00) Dollars during the four (4) year use period.

     If Purchaser sells substantially all of the assets or the business it is acquiring herein during the four (4) year period after closing, Purchaser agrees to pay Seller an amount equal to the difference between Seven Hundred Fifty Thousand and 00/100ths ($750,000.00) Dollars less any offsets hereunder and the amounts paid to Seller by Purchaser under this Article 5 within thirty
(30) days after the closing of the sale of said assets and business. Subsequent to the four (4) year period after closing, Seller agrees not to transfer or to allow anyone else to use said trademark.

                                   ARTICLE 6
                         NON-ASSUMPTION OF LIABILITIES
                        ------------------------------

     The Purchaser shall not assume any liabilities of the Seller, of any nature whatsoever, by reason of this Agreement or any of the transactions contemplated hereby. The Seller hereby agrees to defend, indemnify and hold the Purchaser harmless from and against any and all claims, demands, damages, liabilities, costs and expenses (including reasonable attorneys' fees) of every kind and nature whatsoever, which may be asserted by anyone against the Purchaser or sustained or suffered by the Purchaser based upon or related to the existence of any and all liabilities and obligations of Seller.

     After closing, Purchaser hereby agrees to defend, indemnify and hold the Seller harmless from and against any and all claims, demands, damages, liabilities, costs and expenses (including reasonable attorneys' fees) of every kind and nature whatsoever, which may be asserted by anyone against the Seller or sustained or suffered by the Seller based upon or related to the existence of any and all liabilities and obligations of Purchaser.

                                   ARTICLE 7
                        REPRESENTATIONS AND WARRANTIES
                                 OF THE SELLER
                        -------------------------------

     7.1  Seller represents and warrants to Purchaser as follows:

          (a) ORGANIZATION AND STANDING. The Company is a corporation duly organized and existing and in good standing under the laws of the State of Colorado, is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated, or such business is now conducted.
          (b)  CORPORATE APPROVALS.   Seller agrees to cause this transaction
     to be approved by its Shareholder(s) in accordance with the laws of the State of Colorado.
          (c) NO OTHER AGREEMENTS OR LIMITATIONS. There are no other Agreements or Limitations, created by law or agreement, which in any way prohibit Seller from entering into the transaction contemplated herein.
          (d) FINANCIAL STATEMENTS AND RELATED DOCUMENTS. Seller has delivered to Purchaser true and complete copies of documents listed on
     Schedule 7.1(d), all of which present fairly the results of operations and financial positions of the Seller in accordance with generally accepted accounting principles consistently followed throughout the periods indicated.

          (e) SUBSIDIARIES. Seller does not own or control other corporations which could be classified as subsidiaries, and no other corporation, association, or business organization has any rights with respect to Seller's Assets.

          (f) AUTHORITY. The Seller has full corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder in accordance with the terms hereof; all necessary corporate action to authorize this Agreement and the consummation of the transactions contemplated hereby on the part of the Seller has been duly and effectively taken, including without limitation, the approval thereof by the Board of Directors of the Seller and by the requisite number of shareholders of the Seller at a special meeting of Shareholders called for the purpose of considering this Agreement; and this Agreement constitutes the valid and binding obligation of the Seller enforceable in accordance with its terms.

          (g)  INTELLECTUAL PROPERTY RIGHTS.

          (i) To the best of Seller's knowledge, Seller has acquired all necessary rights, titles, permissions, and licenses which are required to permit Purchaser to exploit the rights as listed in
          Schedule 1.1(d) attached hereto, and there are no infringements of intellectual property rights or any claims or facts which could form the basis for any claims that the Proprietary Titles infringe on the rights of others.

          (ii) All rights listed in Schedule 1.1(d) attached hereto and Seller's Trademark are free and clear of all liens, claims, and encumbrances.

          (iii) There exist valid and enforceable intellectual property rights in the Proprietary Titles and Trademark, which rights shall permit Seller to exploit the rights as listed in Schedule 1.1(d) attached hereto, and to use the Trademark in the ordinary course of business, and which shall prevent any third party from lawfully exercising any rights which are contrary to the Seller's rights.

          (h) CONTRACTS. The Company is not and as of the Closing Date will not become, as it relates to this transaction only, a party to any written or oral:

          (i) employment, consulting or management contract or arrangement which is not by its terms terminable at will without penalty to the Seller;

          (ii) contract, agreement or understanding with any labor union;

          (iii) license or franchise agreement, either as licensor or licensee or franchisor or franchisee, or distributor or sales agency contract, agreement or understanding;

          (iv) pension, profit-sharing, bonus, deferred compensation, retirement or stock option or stock purchase plan in effect with respect to employees or others;

          (v) contract or agreement granting to any person the right to use any property or property right of the Company, including any trademark or patent licensing agreement, contract or understanding;

          (vi) plan or contract or other arrangement providing for insurance for any officer, director or employee or member of their families;\

          (vii) contract or agreement containing covenants by the Company (but not including Shareholder) not to compete in any line of business or with any person;

          (viii) joint venture contract or arrangement or other agreement involving a sharing of profits; or

          (ix) other material contract, agreement or understanding.

The Company has performed all obligations required to be performed by it to date, and is not in default, under any document, contract, agreement, lease or other commitment to which it is a party.

     (i) INSURANCE. The assets, properties and business of the Company are covered by policies of insurance against loss by casualty and fire and other insurance of a type in an amount which is customary for the type of business operated, and assets owned by, the Company. The Company will continue such insurance in full force and effect through the Closing Date.

     (j) LITIGATION. Except as listed in Exhibit "C" attached hereto, there are no actions, suits, proceedings or investigations (whether or not purportedly on behalf of the Company) pending or threatened against or affecting the Company or the rights of the Seller at law or in equity or admiralty or before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, nor has any such action, suit, proceeding or investigation been pending during the 12-month period preceding the date hereof; and the Company is not operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign.

     (j) COMPLIANCE WITH LAWS. The Company has complied with all laws, regulations and orders applicable to its business in any material respect, and the present uses by the Company of its properties do not violate any such laws, regulations and orders in any material respect.

     (k) NO CONFLICT OF INTEREST. Except for the normal rights of a stockholder, no stockholder, director, officer or employee of the Company has any interest in any of the assets.

     (m) CONDUCT OF BUSINESS. Until the Closing Date, the Company will not have:
          (i) mortgaged, pledged or subjected to any lien, charge or other encumbrance, any Assets or properties, tangible or intangible;

          (ii) sold or transferred any tangible assets, except in the ordinary course of business;

          (iii) sold, assigned or transferred any inventions, patents, trademarks, trade names, copyrights, license agreements, or other intangible assets;

          (iv) suffered any damage, destruction or loss, whether or not so covered by insurance, materially and adversely affecting the Assets or the business of the Seller;

          (v) entered into any transaction, contract or commitment other than in the ordinary course of business.


          (n) MATERIAL CHANGE. There will be no material change through and including the Closing Date, in the condition, financial or otherwise of the Company, except the changes occurring in the ordinary course of business, which changes have not materially adversely affected the organization, business, properties, or otherwise.

          (o) PAYABLES. To the extent the Seller has unpaid payables existing as of the Closing Date, the Company agrees to pay same when due, and does hereby indemnify and agree to hold Purchaser harmless of and from any claims or damages resulting therefrom.

          (p) EXECUTION OF THE AGREEMENT. Neither the execution of this agreement, the consummation of the transactions contemplated hereby nor the compliance with or fulfillment of the terms and conditions hereof will: (a) violate or conflict with any provision of the Articles of Incorporation or By-laws of the Seller; (b) violate or conflict with any law, regulation, judgment, order, writ, injunction or decree of any court or governmental body of any jurisdiction as such law or regulation is related to the Seller, the Assets or the business of the Seller; or (c) result in a breach or violation of any contract to which the Seller is a party. The Seller is not a party to, subject to or bound by any agreement or any judgment, order, writ, injunction or decree of any court or governmental body that prevents the making of, or the consummation of the transactions contemplated by, this Agreement.

          (Q) STATE BULK SALES COMPLIANCE. As and at the Closing, Seller shall deliver to the Purchaser an affidavit which states that in the event any claims are made against the Purchaser with respect to any prior obligations of the Seller, Seller does hereby agree to indemnify and hold Purchaser harmless of and from any claim, loss, damage or expense, including reasonable attorneys' fees, resulting from any such claim.

To the extent any such claims are made prior to the full payment of the royalties due Seller under Article 5 hereof, Purchaser shall have the right to offset same against any of such royalty payments due Seller.

                                   ARTICLE 8
                  REPRESENTATIONS AND WARRANTIES BY PURCHASER
                 --------------------------------------------

     8.1 NO CONFLICT. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with or result in the breach of the terms, conditions or provisions of any agreement or instrument to which Purchaser is a party, nor constitute a default under any such agreement or instrument.

     8.2 AUTHORIZATION. Purchaser has taken all necessary action to approve the agreement, and when executed, it shall constitute a valid, binding and enforceable obligation of the Purchaser.

                                   ARTICLE 9
                    NATURE AND SURVIVAL OF REPRESENTATIONS
                              FURTHER ASSURANCES
                    ---------------------------------------

     All statements contained in any certificate or other instrument delivered by or on behalf of the Seller or Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the Seller or Purchaser hereunder. All representations and warranties and agreements made by the Seller or Purchaser in this Agreement or pursuant hereto shall survive the Closing hereunder.

     Each party shall, at any time and from time to time after the Closing, upon the request of the other party, do, execute, acknowledge, deliver and file, or shall cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, transfers, conveyances, assignments or assurances, and security instruments, as may be required, in the reasonable opinion of the other party's counsel to carry out the intent of this Agreement and the agreements and instruments delivered pursuant thereto.

                                  ARTICLE 10
                   CONDUCT OF BUSINESS PRIOR TO THE CLOSING;
                               ACCESS TO RECORDS
                   -----------------------------------------

     10.1 CONDUCT OF BUSINESS PRIOR TO CLOSING NEGATIVE COVENANTS. The Seller represents, warrants and covenants that from the date of this Agreement to the Closing, the Seller has carried on and shall carry on its business in the normal and ordinary course in a manner consistent with the conduct of its business in prior years, and, except as permitted by prior written consent of the Purchaser, the Seller has not done and will not do any of the following:

          (a) Enter into any contract without the prior consent of the Purchaser;

          (b) Encumber any Assets or enter into any transaction or make any commitment relating to its Assets, or the business of the Seller otherwise than in the ordinary course of business;

          (c) Make any offer or commitment or incur any obligation to enter into any contract, arrangement or transaction described in subsections (a) and (b) of this Article 10.1; or

          (d) Take any action or make any payment except in a bona fide transaction entered into in the ordinary course of business and for full and valid consideration.

     10.2 CONDUCT OF BUSINESS PRIOR TO CLOSING; AFFIRMATIVE COVENANTS; POST-CLOSING OBLIGATIONS. The Seller represents and warrants that from the date of this Agreement to the Closing, the Seller has done and shall do the following:

          (a) Advise the Purchaser in writing promptly of the assertion, commencement or threat prior to the Closing of any claim, litigation, or proceeding the Seller has been or may be made a party;

          (b) Maintain its respective books, accounts and records in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles, on a consistent basis;

          (c) Maintain all of the Assets in customary repair, order and condition, reasonable wear and use excepted;

          (d) Comply in all material respects with the provisions of all laws, regulations, ordinances and judicial decrees applicable to it or the conduct of its business;

          (e) Refrain from doing anything that would cause its representations and warranties herein to become untrue; and

          (f) The Seller will promptly advise the Purchaser in writing of any problems of which the Seller becomes aware which could adversely affect the ability of the Seller to transfer any of the Assets to the Purchaser or which could adversely affect the ongoing business of the Seller in the event there is no Closing.

                                  ARTICLE 11
                            COVENANTS OF THE SELLER
                            -----------------------

     11.1 ACTION BY SELLER. The Seller will not take or permit to be taken any action or do or permit to be done anything in the conduct of the business of the Company or otherwise, which would be contrary to or in breach of any of the terms, conditions or provisions of this Agreement, or which would cause any of the representations and warranties of the Seller to be untrue as of the Closing Date or any time thereafter.

     11.2 FEES. The Seller shall pay its fees and disbursements of counsel and accountants for the Seller of the Company arising in connection with this Agreement and the transactions contemplated hereby.

     11.3 FURTHER ASSURANCES. The Seller shall, at any time and from time to time after the Closing, upon the request of the Purchaser, do, execute, acknowledge, deliver and file, or shall cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be required, in the reasonable opinion of Purchaser's counsel, for the better transferring, conveying, assigning and assuring to the Purchaser, or for aiding and assisting in the reduction to possession by the Purchaser, of any of the Assets.

                                  ARTICLE 12
                       CONDITIONS PRECEDENT OF PURCHASER
                       ---------------------------------

     The obligations of Purchaser hereunder are subject to the conditions that, on or before the Closing Date:

     12.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties of the Seller contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the Closing Date as though such representations and warranties were made at and as of such date;

     12.2 COMPLIANCE WITH THE AGREEMENT. The Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date;

     12.3 OPINION OF COMPANY'S COUNSEL. Purchaser shall have received an opinion of counsel to the Company and Seller, dated the Closing Date, in form and substances satisfactory to Purchaser to the effect that:

          (a) The Company is a corporation duly organized and existing and in good standing under the laws of Colorado and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated or such business is now conducted and is duly qualified as a foreign corporation in good standing in each jurisdiction in which the nature of its business or character of its properties makes qualification necessary;

          (b)  That appropriate Shareholder approval has been obtained.

          (c) This Agreement constitutes a valid and binding obligation of the Seller and this Agreement and the transactions contemplated hereby will not result in a violation of any of the terms and provisions of any indenture or other agreement to which any Seller or the company may be a party or by which any of them may be bound.

     12.4 INJUNCTION. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

     12.5 CASUALTY. There shall not have occurred any material casualty or other damage to any of the Assets nor shall there have occurred any material adverse changes in the business of the Seller.

     12.6 ADVERSE DEVELOPMENT. There shall have been no developments in the business of the Company between the date of this Agreement and the Closing Date which would have a materially adverse effect on the value of such business or on the Assets, properties or goodwill of the Company.

                                  ARTICLE 13
                      CONDITIONS PRECEDENT OF THE SELLER
                      -----------------------------------

     The obligations of the Seller hereunder are made subject to the conditions that, on or before the Closing Date:

     13.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties of Purchaser contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby, shall be true on and as of the Closing Date as though such representations and warranties were made at and as of such date.

     13.2 PURCHASER'S COMPLIANCE WITH THE AGREEMENT. Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     13.3 INJUNCTION. There shall be no effective injunction, restraining order or order of any nature issued by a court of competent jurisdiction which shall direct that this Agreement, or any of the transactions provided for herein, not be consummated as herein provided.

                                  ARTICLE 14
                             DELIVERIES BY SELLER
                             --------------------

     On the Closing Date, subject to the terms and conditions set forth in this Agreement, Seller shall deliver to Purchaser the following types of title documents sufficient to convey and assign all of the subject assets, including the following:

     14.1 CERTIFICATE. A certificate executed by the chief executive officer of the Seller to the effect that (i) all the representations and warranties of the Seller and Shareholder as set forth in this Agreement remain true as of the Closing, and (ii) all covenants and agreements to be performed by the Seller prior to the Closing have been performed (and evidence of such performance shall accompany such certificate);

     14.2 BOOKS AND RECORDS. All of the Seller's books and records (reasonably necessary or useful to the continuing conduct by the Purchaser of the Seller's business) and other data in tangible form relating to the past and current business of the Seller.

     14.3 RESOLUTIONS. A copy, certified as of the date of the Closing by the secretary of the Seller, of the resolutions of the Seller's Board of Directors and the Seller's shareholder(s), respectively, authorizing the execution, delivery and performance of this Agreement.

     14.4 INCUMBENCY CERTIFICATES. Incumbency certificates, dated the date of Closing, executed by the Secretary of the Seller, which shall certify by name and title and bear the signature of the officers of the Seller, respectively, authorized to sign this Agreement.

     14.5 TRANSFER DOCUMENT. Such bills of sale, deeds, endorsements, assignments, and other instruments of transfer, conveyance and assignment that shall be necessary, in the reasonable opinion of Purchaser's counsel, to transfer the Assets to the Purchaser including, but not limited to, the following:

          (a) Assignments of the United States Copyright Registrations for Proprietary Titles registered in the name of Seller or its dissolved subsidiaries;

          (b)  Assignments of Trademarks and Tradenames; and

          (c) Assignments of third party agreements and customer orders, if any.

     14.6 PROPERTY -- DUPLICATIONS. A list of all property at duplicators or on order or in process. Seller represents and warrants that the masters to be delivered by Seller to Purchaser include duplicate or original masters of all masters at the duplicators. Seller will send a letter to all duplicators on the date of the Closing, notifying them that Purchaser is now the owner of the property held by the duplicator and that the duplicator is to follow Purchasers instructions regarding same. Seller agrees to cooperate with Purchaser to ensure the cooperation of the duplicators, including, but not limited to, the payment by Seller of any monies Seller might owe a duplicator.

     14.7 BULK SALES AFFIDAVIT. Bulk Sales Affidavit referred to in Article 6(q) herein.

     14.8 UCC SEARCHES. UCC Searches (State and County) including Federal tax lien searches.

     14.9 TERMINATED EMPLOYEES. Copies of notices to all non-retained employees providing for termination of their employment and also providing for a severance payment to them by the Company in accordance with the Company's established and existing practice.

     14.10 OPINION OF COMPANY COUNSEL. The Opinion of the Company Counsel as referenced and detailed in Article 12.3 hereof.

     14.11 EXCISE TAXES. The assets being sold hereunder shall be delivered by Seller to Purchaser at Purchaser's office located at 6465 North Avondale, Chicago, Illinois 60631 with title to said assets passing to Purchaser at such location. As a result, Seller will not collect Sales (Use) Tax from Purchaser at closing.

     14.12     DELIVERY AND SHIPPING EXPENSES.    All of the Assets being sold
hereunder shall be delivered to and title shall pass to Purchaser at 6465 North Avondale, Chicago, Illinois 60631. Delivery of the assets shall be made by Seller promptly after closing. Seller shall pay all shipping expenses for the delivery of the Assets, including insurance, packing and handling, and Seller shall bear the risk of the loss until delivery to the Purchaser as aforesaid.

                                  ARTICLE 15
                            DELIVERIES BY PURCHASER
                           ------------------------

     The Purchaser agrees to deliver to the Seller at the Closing the following documents which shall be in form and substance satisfactory to the Seller, and its counsel:

     15.1 CERTIFICATE. A certificate of the Purchaser to the effect that the representations and warranties of the Purchaser set forth in Article 8 hereof remain true as of the Closing.

     15.2 PURCHASE PRICE.     Payment of One Million and 00/100ths
($1,000,000.00) Dollars by certified or cashier's check payable to Seller or its order.

                                  ARTICLE 16
               PRE-CLOSING ACCESS AND POST-CLOSING REQUIREMENTS
               -------------------------------------------------

     16.1 BOOKS AND RECORDS. Until the Closing, Seller agrees to permit Purchaser to examine and copy its copyright records, sales and purchase records, inventories and inventory records and the agreements disclosed in the various schedules hereto pertinent to the transaction contemplated herein. Subject to Closing, Seller agrees to maintain such records for a period of one
(1) year following the Closing and to permit Purchaser to examine and copy the same. Nothing herein shall require Seller to give Purchaser broad access to its books or records or to deliver same to Purchaser after the Closing unless Seller, in its sole discretion, determines that it no longer requires the same for its purposes.

     16.2 CHANGE OF NAME.     Seller agrees that, within six (6) months after
Closing, it will change its corporate name to a name which is not similar to its present name. During such six (6) month period, Seller may continue to use its current corporate name and trade names to wind up its audio visual business, to rent or sell its premises and other non-audio visual business activities. Purchaser shall not attempt to form a corporation under Seller's current name or any name similar thereto in the State of California or to qualify any such corporation in the State of California until expiration of such six (6) month period. During such six (6) month period and thereafter, Purchaser may use a name similar to Seller's corporate names and tradenames, provided it notifies third parties that Seller is not liable for its debts and liabilities.

                                  ARTICLE 17
                                   DISPUTES
                                   --------

     Any controversy or dispute arising from or related to this Sale of Assets Agreement shall be determined by arbitration in the City of Chicago, Illinois in accordance with the rules of the American Arbitration Association, and the judgment upon any such determination or award may be entered in any Court having jurisdiction. The prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys' fees, incurred on account of such action or proceeding.

                                  ARTICLE 18
                                   FORM 8594
                                   ---------

     Purchaser and Seller shall jointly prepare and sign at closing IRS Form 8594, Asset Acquisition Statement, pursuant to Section 1060 of the Internal Revenue Code.

                                  ARTICLE 19
                              BROKERS OR FINDERS
                              -------------------

      In addition, Seller and Purchaser represent and warrant that no person, corporation or partnership is entitled to a broker's commission, finder's fee or similar compensation upon the consummation of the transactions contemplated herein. If this representation and warranty is breached by either Seller or Purchaser, the breaching party shall indemnify and hold harmless the other party from any and all claims, demands, liabilities and obligations (and any and all expenses and costs incurred in connection with or in defending against the same), which may arise due to any third party's claim as a broker or finder other than the broker stated herein.

                                  ARTICLE 20
                                INDEMNIFICATION
                                ---------------

     Each of the parties hereto agree that notwithstanding the Closing, the delivery of instruments of conveyance, and regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party hereto may have in respect thereof, they will save and hold the other harmless from and against any damage, liability, loss or deficiency (including, without limitation, resulting attorneys' fees and other costs and expenses incident to any suit, action or proceeding) arising out of or resulting from same, and will pay the other or the party entitled thereto the amount of damages suffered thereby together with any amount which they or either of them may pay or become obligated to pay on account of:

          (a) the breach of any warranty or representation herein or any misstatement of a fact or facts herein made by either party hereto;

          (b) the failure of either party hereto to state or disclose a material fact herein necessary in order to make the facts herein or disclosed not misleading;

          (c) any failure of either party hereto or any of their officers or directors to perform or observe any term, provision, covenant or condition hereunder on the part of any of them to be performed or observed; or

          (d) any act performed, transaction entered into, or statement of facts suffered to exist by either party hereto and/or of its officers or directors in violation of the terms of this Agreement.

     Each party shall give the party against whom any claim is intended to be asserted under this Agreement detailed written notice of such claim promptly after becoming aware of such claim. Such notice shall be accompanied by true copies of relevant third party notices of claim, summons, complaint and other material documents.

     If such claim pertains to a third party claim, the indemnifying party shall have the right to defend such claim through counsel of its own choice or to settle or compromise the same without the approval or consent of the indemnified party. The indemnified party may have its own counsel, at its own expense, participate in such proceedings but the proceedings shall be controlled by the indemnifying party and its counsel. The indemnified party shall reasonably cooperate in such defense, settlement or compromise, provided, however, no such compromise or settlement shall require the indemnified party to consent to the imposition of any personal obligation on the indemnified party or to waive any material right. If the indemnifying party shall fail promptly to defend such claim or to settle or compromise the same as permitted hereunder, the indemnified party may, but shall have not obligation to, defend, settle or compromise the same.

     In the event of any claim by either party hereto pursuant to this Article said injured party shall be entitled to exercise all remedies provided by law and/or equity with respect thereto.

                                  ARTICLE 21
                                    NOTICES
                                    -------

     All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed by certified or registered mail, postage prepaid, addressed:

          (a)  To the Seller:

               AEP Media, Corp. d/b/a Churchill Media
               c/o Cliff Thygesen
               5350 Manhattan Circle, #210
               Boulder, Colorado 80303

          with a copy thereof to:

               Clifford L. Neuman
               Neuman & Cobb
               1507 Pine Street
               Boulder, Colorado 80302

          (b)  To Purchaser:

               New SVE, Inc.
               c/o Mark E. Ventling
               6465 North Avondale
               Chicago, Illinois 60631

          with a copy thereof to:

               James J. Riebandt
               Riebandt & DeWald, P.C.
               3025 Salt Creek Lane
               Arlington Heights, Illinois 60005

Notices shall be deemed given when delivered or mailed as aforesaid.

                                  ARTICLE 22
                                 MODIFICATION
                                 ------------

     This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

                                  ARTICLE 23
                                   EXPENSES
                                   --------
     If the transactions contemplated hereby shall not be consummated, the parties hereto shall each pay their own expenses incident to preparation for carrying out this Agreement and consummating said transactions.

                                  ARTICLE 24
                                  ASSIGNMENT
                                  ----------

     This Agreement shall not be assignable by any party hereto except that Purchaser may, at its election, convey, transfer, assign and deliver to a substantially-owned subsidiary of Purchaser, provided that Purchaser shall continue to be responsible for the performance of all of its obligations under this Agreement. However, either party hereto may assign this Agreement upon the prior written approval of the other party which approval shall not be unreasonably withheld. Nothing in this Agreement is intended to confer upon any persons, other than the parties hereto and any such subsidiary, their successors and assigns, any rights or remedies under or by reason of this Agreement.

                                  ARTICLE 25
                            ILLINOIS LAW TO GOVERN
                            ----------------------

     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois.

                                  ARTICLE 26
                                 COUNTERPARTS
                                 ------------

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                                  ARTICLE 27
                                   HEADINGS
                                   --------

     The headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision thereof. Reference to numbered "sections," "paragraphs" and "subparagraphs", and to lettered "Exhibits" refer to sections, paragraphs and subparagraphs of this Agreement and Exhibits annexed thereto.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first hereinabove written.

ACCEPTED:

SELLER:                            PURCHASER:
AEP MEDIA, CORP. d/b/a             NEW SVE, INC.
CHURCHILL MEDIA


By: /s/ Clifford C. Thygesen       By: /s/ Mark E. Ventling
   -----------------------------       ---------------------------------
                     , President       Mark E. Ventling, President


Attest: /s/ Frank L. Jennings      Attest: /s/ James J. Riebandt
        -----------------------            -----------------------------
                 , Secretary               James J. Riebandt, Secretary